Avis Budget Group Provides Preliminary First Quarter 2020 Financial Results; Update on April Trends, Mitigation Actions and Liquidity

PARSIPPANY, N.J., April 22, 2020 - Avis Budget Group, Inc. (NASDAQ: CAR) today provided preliminary First Quarter 2020 Financial Results as well as a further business update related to COVID-19 to supplement our earlier press release issued on March 23, 2020.

Preliminary First Quarter Results
January and February started out exceptionally strong with Revenue up 9%, continuing the momentum from the end of 2019, and suggesting that 2020 was shaping up to potentially be a record year. March results were significantly impacted as shelter in place orders effectively eliminated travel activity globally.

For the First Quarter of 2020, we expect to report total Revenue of $1.7 to $1.8 billion, a 9% decrease at the midpoint, as rental volume was impacted in the second half of March. We expect our net loss to be between $(155) and $(165) million and Adjusted EBITDA to be between $(85) and $(95) million, compared to Adjusted EBITDA of $(1) million in the First Quarter of 2019.

Rental days were in a range of 34.4 to 34.6 million, Revenue per Day was in a range of $50 to $51, and Per-Unit Fleet Costs were in a range of $250 to $255. The results are preliminary and final results for the First Quarter may change. See "Forward-Looking Statements" for further information.

Current Revenue Trends
April revenue appears to have stabilized, down approximately 80% from the prior year. We are planning for similar levels of decline in May but are anticipating a recovery in the following months as travel restrictions are eased. Our current reservations show improvement in June and sequentially increase over the balance of the summer.

We believe renting a vehicle will continue to be a safe, clean and attractive alternative when people return to normal way of life. We clean our cars before every rental transaction with disinfectant that is CDC-recommended and EPA certified to be effective against human coronavirus, including novel pathogens such as COVID-19.

Both of our Americas and International segments are experiencing lower Revenue per Day due in part to longer length of rental as customers are opting for more monthly rentals. The majority of our current revenue is comprised of leisure vehicle rentals, light commercial vehicles and mini-leases which all have a longer holding period.

Update on Mitigation Plans
In March, we committed to over $400 million of annualized cost removal and mitigation. Since then, we have exceeded our target on an annualized basis by taking unprecedented actions to preserve liquidity, remove costs and shrink the size of our vehicle fleet.

All non-essential capital and operating expenditures were eliminated and we are continuing to negotiate with partners and suppliers for further reductions. We have reduced or furloughed approximately 70% of our global workforce, or approximately 21,000 employees. Also, we have reduced base compensation at the level of vice presidents and above, froze merit increases, eliminated our 401(k) match for highly compensated employees, and canceled all future hiring.

We aggressively reduced the size of our global fleet beginning in March and continuing in April, and currently estimate that we will end June with over 20% fewer units than the prior year. Our vehicle dispositions will occur through both traditional methods and by utilizing our alternative distribution strategy by selling directly to dealers and consumers. Finally, we have negotiated a significant number of new vehicle cancellations to improve utilization and shrink the fleet size.

As a result of these unprecedented actions, we believe we will achieve an estimated $2.0 billion in annualized cost removal and mitigation through our actions to date, and we are prepared to take additional actions as appropriate.

Balance Sheet, Liquidity and Financial Covenants
As of March 31, 2020, we had access to $1.4 billion of available cash and cash equivalents and estimate available borrowings under our revolving credit facility to be approximately $225 million after taking into account requirements for letters of credit, providing us with access to an estimated $1.6 billion of total liquidity.

We have no meaningful corporate debt maturities until 2023 and have no material fleet financing maturities in 2020. As a result, based on current operational assumptions, we believe we have adequate liquidity for the balance of 2020 and into 2021.

In light of the current unprecedented circumstances, we have entered into discussions with our senior secured lenders to both seek a waiver of our financial covenant and to increase the amount of first lien debt permitted under our credit agreement.

We will continue to evaluate opportunistic financing, as well as accessing funds made available through the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, which was passed at the end of March.

Earnings Release Announcement
We plan to report final first quarter 2020 results after the market close on Monday, May 4, 2020, and to host a conference call for institutional investors to discuss these results on Tuesday, May 5, 2020 at 7:00 a.m. Eastern time.

Investors may access the call at ir.avisbudgetgroup.com, or by dialing (877) 407-2991. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. Eastern time on May 5, 2020 until 10:00 p.m. on May 19, 2020 at (877) 660-6853 using conference code 13702810.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group is headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our future results, impact from the coronavirus, cost-saving actions, and cash flows are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the severity and duration of the COVID-19 outbreak and related travel restrictions, the high level of competition in the mobility industry, changes in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could affect their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any further deterioration in economic conditions generally, particularly during our peak season and/or in key market segments, any further deterioration in travel demand, including airline passenger traffic, any occurrence or threat of terrorism, any changes to the cost or supply of fuel, risks related to acquisitions or integration of acquired businesses, risks associated with litigation, governmental or regulatory inquiries or investigations, risks related to the security of our information technology systems, disruptions in our communication networks, changes in tax or other regulations, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via asset-backed securities markets, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the covenants contained in the agreements governing our indebtedness, and our ability to accurately estimate our future results and implement our cost savings actions. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings and furnishings made by the Company with the Securities and Exchange Commission (the "SEC") from time to time. The Company undertakes no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

The preliminary financial information set forth herein is not a comprehensive statement of our financial condition or results for the three months ended March 31, 2020 and is subject to the completion of our financial closing procedures. We have not yet finalized our financial statement closing process for the three months ended March 31, 2020. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary estimates, which may be material. The preliminary estimates have been prepared by and are the responsibility of our management and represent estimates and expectations based on the most current information available. Deloitte & Touche LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary estimates. Our actual financial results for the three months ended March 31, 2020 could be different from those set forth herein and those differences could be material.

Non-GAAP Financial Measures and Key Metrics

This press release presents Adjusted EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury legal matters, non-operational charges related to shareholder activist activity, gain on sale of equity method investment in China, COVID-19 charges and income taxes. Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). Management believes that Adjusted EBITDA is useful to investors as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Below is a reconciliation of management’s estimate of net loss to estimated Adjusted pretax loss and Adjusted EBITDA for the three months ended March 31, 2020. In the table below, we provide an estimate of the items we exclude from our calculation of Adjusted pretax loss and Adjusted EBITDA for 2020, which primarily include restructuring and other related charges, acquisition-related amortization expense, COVID-19 charges, early extinguishment of debt, non-operational charges related to shareholder activist activity, and transaction-related costs, net.

Reconciliation of pretax loss to Adjusted EBITDA	In millions
Net loss	$(155) - $(165)
Benefit from income taxes	(106) - (110)
Pretax loss	(261) - (275)
Add:
Estimated certain items(1)	73 - 75
Adjusted pretax loss	(188) - (200)
Add:
Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	55 - 56
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	48 - 49
Adjusted EBITDA	$(85) - $(95)

(1) Includes restructuring and other related charges, acquisition-related amortization expense, COVID-19 charges, early extinguishment of debt, non-operational charges related to shareholder activist activity, and transaction-related costs, net.

This press release also includes information for Rental Days, Revenue per Day and Per-Unit Fleet costs. Rental Days represents the total number of days (or portion thereof) a vehicle was rented during a 24-hour period. Revenue per Day represents revenues divided by Rental Days. Per-Unit Fleet Costs represents vehicle depreciation, lease charges and gain or loss on vehicles sales, divided by the average number of vehicles in our fleet during a given period of time.

Contact
David Calabria
IR@avisbudget.com
PR@avisbudget.com

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